Exhibit 99.1

Contact:	William C. McCartney
Chief Financial Officer

Telephone:	(978) 688-1811
Fax:	(978) 688-2976

Watts Water Technologies Announces CEO Transition

North Andover, MA., Jan 26, 2011, Watts Water Technologies, Inc. (NYSE: WTS) today announced that Patrick S. O’Keefe has resigned from his positions as President, Chief Executive Officer and Director of the Company for health reasons and that the Board of Directors has named David J. Coghlan, currently the Company’s Chief Operating Officer, as President, Chief Executive Officer and Director, effective immediately. Mr. O’Keefe will remain with the Company in a non-executive advisory role for several months to assist with the transition.

Mr. Coghlan became the Company’s Chief Operating Officer in January 2010, having originally joined the Company as President of North America and Asia in June 2008. Prior to joining the Company, Mr. Coghlan served as Vice President of Global Parts for Trane Inc., a global manufacturer of commercial and residential heating, ventilation and air conditioning equipment, from April 2004 through May 2008. Mr. Coghlan’s previous experience includes several positions with Ingersoll-Rand Company Limited between 1995 and 2003, including Vice President and General Manager, International and Managing Director of Europe within the Climate Control Technologies segment. Prior to joining Ingersoll-Rand, Mr. Coghlan worked for several years with the management consulting firm of McKinsey & Co. in both the United Kingdom and the United States.

“David brings exceptional industry experience and knowledge and has a strong track record, both in his time at Watts and in his prior positions,” said John K. McGillicuddy, Chairman of the Company’s Board of Directors. “Watts remains focused on creating shareholder value through growth from expanding into new markets, developing new products for existing markets, making key acquisitions, and through continuous improvement in everything we do. David’s experience and leadership skills make him the ideal candidate to lead the Company through its next phase.”

“On behalf of the Board and the entire Company, I would like to thank Pat for his service to Watts since he joined the Company in 2002,” continued Mr. McGillicuddy. “Under Pat’s leadership, the Company experienced significant growth, both organic and acquired, embarked on a strategy of lean manufacturing, and emerged from the economic downturn of 2009 a stronger company. We are confident that the strategy which Pat, David and the rest of the Company’s leadership team has developed and implemented over the past two years will continue to improve the performance of the business going forward. We wish Pat all the best in the years to come and we look forward to continued success under David’s leadership.”

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.